Exhibit 10.41

AMENDMENT #1 TO AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

This AMENDMENT #1 TO AMENDED AND RESTATED DISTRIBUTION AGREEMENT, effective as of October 23, 2003 (the “Amendment”), is by and between PHARMANETICS, INC., a corporation organized and existing under the laws of North Carolina, with its principal offices located at 9401 Globe Center Drive, Suite 140, Morrisville, North Carolina 27560 (“PharmaNetics”), and BAYER CORPORATION, an Indiana corporation, acting through its Diagnostics Division, with an office at 63 North Street, Medfield, Massachusetts (“Bayer Diagnostics”).

WHEREAS, PharmaNetics and Bayer Diagnostics have entered into that certain Amended and Restated Distribution Agreement, effective as of April 23, 2001 (the “Distribution Agreement”); and

WHEREAS, PharmaNetics and Bayer each deem it necessary and advisable to amend certain provisions of the Distribution Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1. Except as defined herein, all capitalized terms and shall have the meanings set forth in the Distribution Agreement.

2. Section 11.1 is hereby amended and restated in its entirety as follows.

“11.1 Term. The initial term of this Agreement shall be from the Effective Date until December 31, 2004, unless terminated earlier under the provisions of this Agreement; provided however, PharmaNetics shall be entitled to terminate this agreement on ninety days advance written notice in the event that the Board of Directors of PharmaNetics determines to conclude and eliminate its routine test manufacturing operations. In the event that Bayer has not entered into an agreement to acquire the routine card business from PharmaNetics on or before March 31, 2004, Bayer and PharmaNetics will negotiate in good faith a process to transition distribution back to PharmaNetics or its designee effective January 1, 2005 provided such process does not unreasonably disrupt Bayer’s distribution activities and its relationships with its customers.

[    ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

3. Sections 7.1 and 7.2 are hereby amended and restated in their entirety as follows.

“7.1 Purchase Price. Prices and payment terms and conditions for Products shall be as set forth in Schedule 7.

7.2 Adjustments to Purchase Price. Not more frequently than once in any twelve (12)-month period, PharmaNetics may increase the purchase prices for the Products, which are set forth in Schedule 7. Each Product purchase price may be increased by a percentage not to exceed the most recently reported annual percentage increase in the consumer price index (as reported by the United Stated Bureau of Labor and Statistics) as of the date of the Product price increase.”

4. Schedule 7 attached to this Amendment hereby replaces Schedule 7 of the Distribution Agreement.

5. The Distribution Agreement, as amended by this Amendment, is hereby ratified and affirmed in all respects, and shall continue in full force and effect to the extent of and in accordance with its terms.

6. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7. This Amendment shall be governed by and construed in accordance with the internal laws of the State of North Carolina without reference to conflicts of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

PHARMANETICS, INC.	BAYER CORPORATION

/s/ John P. Funkhouser	By:	/s/ Frances L. Tuttle

John Funkhouser		(signature)
President
	Name:	Frances L. Tuttle

(print name)

	Title:	Senior VP of New Patient Testing

Schedule 7

PAYMENTS FOR PRODUCTS

7.1	Purchase Price. Except as provided otherwise herein, Bayer or an affiliate of Bayer will pay PharmaNetics a purchase price per Routine Product (the “Card Purchase Price”) according to Section 7.2, except that the price for HTT and PRT Cards is US$[ ] Except as otherwise provided herein, Bayer or an affiliate of Bayer will pay PharmaNetics a purchase price per Instrument (the “Instrument Purchase Price”) of US$[ ]. Bayer or an affiliate of Bayer shall pay PharmaNetics a purchase price per Accent Instrument (the “Accent Instrument Purchase Price”) of US$[ ]. The Parties shall negotiate in good faith the purchase price for Specialty Products. The initial price at which PharmaNetics will sell to Bayer products other than Instruments, Accent Instruments and Routine Products are as follows:

Products	Catalog #	Initial Sales Price To Bayer
Control		$ [ ] each
Service Contracts		$ [ ] each
Sample		$ [ ] per Card

7.2	Adjustments to the Purchase Price. The Card Purchase Price shall be subject to adjustment as set forth below based on PharmaNetics Routine Product test card volume.

Annualized PharmaNetics Card Volume	Monthly PharmaNetics Card Volume Range	Card Purchase Price
0 to [ ] cards	0 to [ ] cards	$[ ]
[ ] to [ ] cards	[ ] to [ ] cards	$[ ]
[ ] to [ ] cards	[ ] to [ ] cards	$[ ]
[ ] to [ ] cards	[ ] to [ ] cards	$[ ]
[ ] to [ ] cards	[ ] to [ ] cards	$[ ]

[    ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

For purposes of adjusting the Card Purchase Price, test card volume shall include volume from all revenue sources for sales of test cards by PharmaNetics (“PharmaNetics Card Volume”).

The Card Purchase Price shall initially be US$[            ]. If in any three (3) consecutive months during the term of this Agreement, the PharmaNetics Card Volume in each such month (the “Monthly PharmaNetics Card Volume”) exceeds the Monthly PharmaNetics Card Volume Range shown above for the Card Purchase Price then in effect, the Card Purchase Price for purchases subsequent to that three (3) month period shall be adjusted as shown above to reflect the increase in Monthly PharmaNetics Card Volume, and such adjustment price shall remain in effect until at the end of any month, either (a) Monthly PharmaNetics Card Volume for each of the preceding three (3) consecutive months (including that month) exceeds the Monthly PharmaNetics Card Volume Range shown above for the Card Purchase Price then in effect or (b) Monthly PharmaNetics Card Volume for that month falls below the Monthly PharmaNetics Card Volume Range shown above for the Card Purchase Price then in effect, and in each case, the Card Purchase Price shall be adjusted up or down accordingly. For example, if Monthly PharmaNetics Card Volume increases to between [            ] and [            ] cards each month and Monthly PharmaNetics Card Volume is maintained at this level for three (3) consecutive months, the Card Purchase Price for purchases subsequent to that three (3) month period would be adjusted down to $[            ]. Such adjusted price would remain in effect until either (a) Monthly PharmaNetics Card Volume exceeds [            ] cards in each of any three (3) consecutive months, in which case the Card Purchase Price would be adjusted downward, or (b) Monthly PharmaNetics Card Volume falls below [            ] cards in any month, in which case the Card Purchase Price would be adjusted upward to the Card Purchase Price payable for the actual Monthly PharmaNetics Card Volume achieved.

(b)	Samples, etc. Upon Bayer’s request, during each calendar year in which this Agreement is in effect, PharmaNetics shall supply an estimated [ ] (with up to [ ] available) Routine and New Product test cards for training purposes, such cards to be priced at a [ ]% discount on the Card Purchase Price then in effect. Parties will jointly establish sales processes and evaluation protocols which are consistent with marketing objectives for each country in which Specialty products are launched. The quantity and price of samples will be mutually agreed when the evaluation protocols and market plans have been established. Products provided in accordance with this Section 7.2(b) will be clearly marked as samples not for patient evaluation purposes.

[    ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.